Exhibit 99.1

Ramaco Resources Announces Passing of General Counsel Forrest Jones

LEXINGTON, Ky., June 25, 2026 /PRNewswire/ -- Ramaco Resources, Inc. (NASDAQ: METC, METCB) (“Ramaco” or the “Company”) announces with profound sadness the passing of its General Counsel and former Board member, E. Forrest Jones, Jr. His passing was unexpected, and the entire Ramaco organization is deeply mourning the loss of a treasured colleague, trusted advisor, and dear friend.

Mr. Jones served the coal industry with distinction for nearly half a century and was widely regarded as one of its most respected and insightful legal minds. During his time with Ramaco, he played an integral role in the company’s growth and governance—first as independent counsel, then as a member of the Board of Directors, and ultimately as General Counsel.

His dedication, wisdom, and unwavering commitment to excellence left a lasting impact on the company and all who had the privilege of working with him.

“Forrest was more than our General Counsel—he was a trusted friend, an insightful and remarkable advisor, as well as a cornerstone of our organization,” said Randall W. Atkins, Chairman and Chief Executive Officer of Ramaco Resources. “His intellect, integrity, and wit set a standard that will continue to guide us for years to come. We are profoundly grateful for his contributions and will deeply miss his presence.”

Ramaco expresses its deepest sympathies and condolences to Mr. Jones’s wife, Beverly, and their family.

The company will honor Mr. Jones’s legacy in the days ahead as colleagues and friends reflect on a life defined by service, integrity, and purpose.

ABOUT RAMACO RESOURCES

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, and southwestern Virginia and exploring a coal, rare earth and other critical minerals project in Wyoming. The Company’s executive offices are located in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has four active metallurgical coal mining complexes in Central Appalachia and one coal mine and rare earth element and other critical mineral exploration stage property near Sheridan, Wyoming (the “Brook Mine”). The Brook Mine remains an exploration stage property, and no assurance can be given that it will be successfully developed into a commercial scale mine or that any inferred mineral resources estimated will be converted into higher confidence mineral resources or eventually mineral reserves. Contiguous to the Brook Mine, the Company operates a carbon research facility related to the potential production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of more than 70 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at https://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.